Exhibit 99.1

ECD Regains Compliance with Nasdaq Continued Listing Requirement

Kissimmee, FL – September 16, 2024 - ECD Automotive Design, Inc. (Nasdaq:ECDA) (“ECD” or the “Company”), an industry leader in delivering restored, modified and electrified Land Rover Defenders, Jaguars, and other classic and collectible automobiles announced today that it received a letter from The Nasdaq Stock Market ("Nasdaq") stating that Nasdaq has approved ECD’s application to list its shares of common stock for trading on the Nasdaq Capital Market effective September 13, 2024.

As previously disclosed on February 14, 2024, ECD received a notice from Nasdaq stating that ECD’s listed securities failed to comply with the $50,000,000 market value of listed securities (“MVLS”) requirement for continued listing on The Nasdaq Global Market in accordance with Nasdaq Listing Rule 5450(b)(2)(A) (the “Rule”). ECD was provided a period of 180 calendar days, or until August 12, 2024, in which to regain compliance. To regain compliance ECD submitted an application to Nasdaq to transfer its listing from The Nasdaq Global Market to The Nasdaq Capital Market, which only has a $35,000,000 MVLS requirement.

On August 13, 2024, ECD received a delisting notice from Nasdaq stating that ECD had not regained compliance with the Rule. ECD requested an appeal of the delisting determination before the Nasdaq Hearings Panel (the “Panel”) which stayed any suspension or delisting of ECD’s securities pending the hearing before the Panel that was scheduled for September 26, 2024. On September 11, 2024, ECD received a notice that Nasdaq approved ECD’s application to list its securities on The Nasdaq Capital Market. Accordingly, at the opening of business on September 13, 2024, ECD securities commenced trading on The Nasdaq Capital Market and the August 13, 2024 delisting notice is withdrawn as moot.

About ECD Auto Design

ECD, a public company trading under ECDA on the Nasdaq, is a creator of restored luxury vehicles that combines classic English beauty with modern performance. Currently, ECD restores Land Rovers Defenders, Land Rover Series IIA, the Range Rover Classic, the Jaguar E-Type and we have recently added the Ford Mustang. Each vehicle produced by ECD is fully bespoke, a one-off that is designed by the client through an immersive luxury design experience and hand-built from the ground up in 2,200 hours by master-certified Automotive Service Excellence ("ASE") craftsmen. The company was founded in 2013 by three British "gear heads' whose passion for classic vehicles is the driving force behind exceptionally high standards for quality, custom luxury vehicles. ECD's global headquarters, known as the "Rover Dome," is a 100,000-square-foot facility located in Kissimmee, Florida that is home to 90 talented craftsmen and technicians, who hold a combined 61 ASE and five master level certifications. ECD has an affiliated logistics center in the U.K. where its seven employees work to source and transport 25-year-old work vehicles back to the U.S. for restoration. For more information, visit www.ecdautodesign.com.

Investor Contact:

Brian M. Prenoveau, CFA

MZ Group – MZ North America

ECDA@mzgroup.us

+561 489 5315

SOURCE: ECD Automotive Design, Inc.